Exhibit 99.1

SUPERVALU Announces Third Quarter Fiscal 2013 Results

  Cash flow from operations of $357 million fiscal year-to-date; cash flow used in operations of $57 million for fiscal third quarter reflects seasonal holiday inventory build
  Net earnings of $0.08 per share; adjusted earnings of $0.03 per share
  EBITDA of $1.60 billion before charges for the 52 weeks ended December 1, 2012

MINNEAPOLIS--(BUSINESS WIRE)--January 10, 2013--SUPERVALU INC. (NYSE: SVU) today reported third quarter fiscal 2013 net sales of $7.9 billion compared to $8.3 billion last year. Net earnings for the third quarter totaled $16 million, or $0.08 per diluted share, including a $26 million after-tax gain related to a cash settlement received from credit card companies which was partially offset by $15 million in net after-tax charges primarily related to previously announced store closures. In the third quarter of fiscal 2012, the Company reported a net loss of $750 million, or $3.54 per diluted share, including non-cash goodwill and intangible asset impairment charges of $800 million after-tax, or $3.78 per diluted share. When adjusted for these items, third quarter fiscal 2013 net earnings were $5 million, or $0.03 per diluted share compared to third quarter fiscal 2012 net earnings of $50 million or $0.24 per diluted share. [See table 1 for a reconciliation of GAAP and non-GAAP (adjusted) results appearing in this release]. Third quarter net cash flows used in operating activities were $57 million compared to $61 million last year, reflecting the Company’s historically higher inventory levels at the end of the third quarter.

Third Quarter Results

Third quarter net sales were $7.9 billion compared to $8.3 billion last year, a decline of 5.0 percent. The decrease in net sales primarily reflects a decline in identical store sales of negative 4.5 percent for Retail Food and negative 4.1 percent for Save-A-Lot network identical store sales, the disposition of a majority of the Company’s retail fuel centers which contributed $112 million in sales in the third quarter of fiscal 2012, and the impact of previously announced store closures. Identical store sales were influenced by the stressed consumer, the competitive environment, and continued investment in achieving competitive pricing.

Gross profit margin for the third quarter was $1.68 billion, or 21.2 percent of net sales, compared to $1.81 billion or 21.7 percent of net sales last year. The decrease in gross margin as a percent of net sales reflects the negative rate impact from additional promotional activity, an increased level of continued investment in competitive pricing, and a change in business mix which was partially offset by the rate benefit from lower fuel sales (approximately 20 basis points), a lower LIFO charge, and the favorable impact of higher generic drug sales in the Company’s pharmacies.

Selling and administrative expenses in the third quarter were $1.52 billion, or 19.3 percent of net sales, including a $19 million net pre-tax benefit comprised of income related to a cash settlement received from credit card companies which was partially offset by net charges primarily related to previously announced store closures. Excluding these items, third quarter selling and administrative costs were $1.54 billion, or 19.5 percent of net sales compared to $1.61 billion, or 19.3 percent of net sales last year. The 20 basis point increase in the adjusted selling and administrative expense rate as a percent of net sales in the third quarter of fiscal 2013 reflects a 20 basis point negative impact from lower fuel sales. The impact from sales deleveraging was offset by the Company’s cost reduction initiatives.

Net interest expense for the third quarter was $126 million compared to $119 million last year. The increase is primarily related to a higher average interest rate compared to last year associated with the Company’s refinanced secured term-loan facility.

SUPERVALU’s income tax expense was $15 million, or 48.4 percent of pre-tax income, for the third quarter, compared to an income tax benefit of $77 million, or 9.3 percent of pre-tax loss in last year’s third quarter. Income tax expense in the third quarter includes $3 million of net provisions related to certain tax positions. The tax rate for the third quarter of fiscal 2012 reflects the impact of the impairment charges, the majority of which was not deductible for tax purposes. Excluding these items, the tax rate for the third quarter of fiscal 2013 was 38.7 percent and the tax rate for the third quarter of fiscal 2012 was 37.4 percent.

Diluted weighted-average shares outstanding for the third quarter were 214 million shares compared to 212 million shares last year. For the third quarter of fiscal 2012, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to a loss. As of January 7, 2013, SUPERVALU had 213 million shares outstanding.

Retail Food

Third quarter Retail Food net sales were $4.96 billion compared to $5.36 billion last year, a decline of 7.4 percent, primarily reflecting identical store sales of negative 4.5 percent and the disposition of a majority of the Company’s retail fuel centers which contributed $112 million in sales in the third quarter of fiscal 2012.

Retail Food operating earnings were $84 million and included a net $21 million pre-tax benefit comprised of $41 million related to a cash settlement received from credit card companies which was partially offset by charges of $20 million related to previously announced store closures. For the third quarter of fiscal 2012, Retail Food operating loss was $818 million, including $907 million in pre-tax non-cash goodwill and intangible asset impairment charges. Excluding these benefits and charges in both years, third quarter Retail Food operating earnings were $63 million, or 1.3 percent of net sales compared to $89 million, or 1.7 percent of net sales last year. The change in Retail Food operating earnings as a percent of net sales was primarily due to increased promotional activity, an increased level of continued investment in competitive pricing, and the deleveraging impact of negative identical store sales which were partially offset by a lower LIFO charge and the favorable impact of higher generic drug sales in the Company’s pharmacies.

Save-A-Lot

Third quarter Save-A-Lot net sales were $966 million compared to $982 million last year, a decrease of 1.6 percent, reflecting the impact from network identical store sales of negative 4.1 percent and recently announced store closures partially offset by the benefit from 20 net new stores being operated at the end of the third quarter of fiscal 2013.

Save-A-Lot operating earnings in the third quarter were $28 million and included $10 million in pre-tax charges primarily related to previously announced store closure costs. Excluding these costs, Save-A-Lot operating earnings for the third quarter were $38 million, or 3.9 percent of net sales compared to $59 million, or 6.1 percent of net sales last year. The decline in operating earnings as a percent of net sales was primarily attributable to lower gross margin rates attributable to competitive price investments and the de-leveraging impact of negative identical store sales.

Independent Business

Third quarter Independent Business net sales were $1.99 billion compared to $1.99 billion last year.

Independent Business operating earnings in the third quarter were $49 million, or 2.5 percent of net sales, compared to $66 million, or 3.3 percent of net sales last year. The decline in Independent Business operating earnings as a percent of net sales was primarily attributable to gross margin investment.

Cash flows

Third quarter net cash flows used in operating activities were $57 million compared to $61 million last year, reflecting the Company’s historically higher inventory levels at the end of the third quarter. Fourth quarter operating cash flows historically reflect the inventory reduction associated with the holiday selling season. Third quarter cash flows used in investing activities were $52 million compared to $82 million last year, reflecting lower payments for capital expenditures. Third quarter cash flows from financing activities were $117 million compared to $124 million last year.

Year-to-date net cash flows from operating activities were $357 million compared to $518 million in the prior year. Year-to-date net cash flows used in investing activities were $360 million compared to $285 million last year, reflecting lower proceeds from asset sales and higher payments for capital expenditures. Year-to-date cash flows from financing activities were $1 million compared to a use of $209 million last year, reflecting a higher level of debt reduction in the prior year.

Outlook

The Company currently expects debt reduction for fiscal 2013 to be approximately $400 million. Cash capital spending is projected to be approximately $500 million, including expenditures for technology, maintenance of fleet and facilities, new Save-A-Lot stores, and approximately 40 store remodels.

Conference Call

A conference call to review the third quarter results is scheduled for 9:00 a.m. central time today. The call will be webcast live at www.supervaluinvestors.com (click on microphone icon). A replay of the call will be archived at www.supervaluinvestors.com. To access the website replay go to the "Investors" link and click on "Presentations and Webcasts."

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $35 billion. SUPERVALU serves customers across the United States through a network of approximately 4,350 stores composed of 1,068 traditional retail stores, including 778 in-store pharmacies; 1,329 Save-A-Lot stores, of which 946 are operated by licensee owners; and 1,950 independent stores serviced primarily by the Company's food distribution business. SUPERVALU has approximately 125,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to execute initiatives, substantial indebtedness, impact of economic conditions, labor relations issues, escalating costs of providing employee benefits, regulatory matters, food and drug safety issues, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	December 1, 2012		December 3, 2011
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$7,913	100.0%	$8,327	100.0%
Cost of sales	6,234	78.8%	6,518	78.3%
Gross profit	1,679	21.2%	1,809	21.7%

Selling and administrative expenses	1,522	19.3%	1,610	19.3%
Goodwill and intangible asset impairment charges	-	0.0%	907	10.9%
Operating earnings (loss)	157	2.0%	(708)	(8.5)%

Interest expense, net	126	1.6%	119	1.4%
Earnings (loss) before income taxes	31	0.4%	(827)	(9.9)%
Income tax provision (benefit)	15	0.2%	(77)	(0.9)%

Net earnings (loss)	$16	0.2%	$(750)	(9.0)%

Net earnings (loss) per share
Basic	$0.08		$(3.54)
Diluted	$0.08		$(3.54)
Weighted average number of shares outstanding
Basic	212		212
Diluted	214		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	December 1, 2012		December 3, 2011
(In millions, except per share data)	(40 weeks)	% of net sales	(40 weeks)	% of net sales

Net sales	$26,542	100.0%	$27,869	100.0%
Cost of sales	20,818	78.4%	21,728	78.0%
Gross profit	5,724	21.6%	6,141	22.0%

Selling and administrative expenses	5,325	20.1%	5,446	19.5%
Goodwill and intangible asset impairment charges	74	0.3%	907	3.3%
Operating earnings (loss)	325	1.2%	(212)	(0.8)%

Interest expense, net	422	1.6%	394	1.4%
Loss before income taxes	(97)	(0.4)%	(606)	(2.2)%
Income tax provision (benefit)	(43)	(0.2)%	10	0.0%

Net loss	$(54)	(0.2)%	$(616)	(2.2)%

Net loss per share
Basic	$(0.26)		$(2.91)
Diluted	$(0.26)		$(2.91)
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	December 1, 2012	December 3, 2011
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail Food (1)	$4,961	$5,359
% of total	62.7%	64.3%
Save-A-Lot (1)	966	982
% of total	12.2%	11.8%
Independent Business	1,986	1,986
% of total	25.1%	23.9%
Total net sales	7,913	8,327
	100.0%	100.0%

Operating earnings (loss)
Retail Food (2)	$84	$(818)
% of sales	1.7%	(15.3)%
Save-A-Lot (3)	28	59
% of sales	2.8%	6.1%
Independent Business (4)	49	66
% of sales	2.5%	3.3%
Corporate (5)	(4)	(15)
Total operating earnings (loss)	157	(708)
% of sales	2.0%	(8.5)%
Interest expense, net	126	119
Earnings (loss) before income taxes	31	(827)
Income tax provision (benefit)	15	(77)
Net earnings (loss)	$16	$(750)

LIFO charge
Retail Food	$3	$19
Independent Business	-	3
Total	$3	$22

Depreciation and amortization
Retail Food	$171	$172
Save-A-Lot	15	14
Independent Business	15	16
Total	$201	$202

(1) The Company's Save-A-Lot reportable segment was formerly aggregated with the Retail Food reportable segment.

(2) Retail Food operating earnings for the third quarter ended December 1, 2012 includes a $41 cash settlement received from credit card companies, offset by $20 of charges for previously announced store closures.

(3) Save-A-Lot operating earnings for the third quarter ended December 1, 2012 includes $10 of charges for previously announced store closures.

(4) Independent Business operating earnings for the third quarter ended December 1, 2012 includes $1 of severance charges related to the previously announced closing of a distribution facility.

(5) Corporate operating loss for the third quarter ended December 1, 2012 includes $7 gain on the sale of surplus property.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	December 1, 2012	December 3, 2011
(In millions)	(40 weeks)	(40 weeks)

Net sales
Retail Food (1)	$16,982	$18,297
% of total	64.0%	65.7%
Save-A-Lot (1)	3,226	3,236
% of total	12.2%	11.6%
Independent Business	6,334	6,336
% of total	23.8%	22.7%
Total net sales	26,542	27,869
	100.0%	100.0%

Operating earnings (loss)
Retail Food (2)	$100	$(541)
% of sales	0.6%	(3.0)%
Save-A-Lot (3)	105	178
% of sales	3.2%	5.5%
Independent Business (4)	164	199
% of sales	2.6%	3.1%
Corporate (5)	(44)	(48)
Total operating earnings (loss)	325	(212)
% of sales	1.2%	(0.8)%
Interest expense, net (6)	422	394
Loss before income taxes	(97)	(606)
Income tax provision (benefit)	(43)	10
Net loss	$(54)	$(616)

LIFO charge
Retail Food	$14	$49
Independent Business	1	8
Total	$15	$57

Depreciation and amortization
Retail Food	$577	$582
Save-A-Lot	52	47
Independent Business	50	51
Total	$679	$680

(1) The Company's Save-A-Lot reportable segment was formerly aggregated with the Retail Food reportable segment.

(2) Retail Food operating earnings for the fiscal year-to-date ended December 1, 2012 includes $74 of intangible asset impairment charges, $38 of asset impairment charges, $59 of charges for previously announced store closures, and $4 of multi-employer pension withdrawal, offset in part by $41 in a cash settlement received from credit card companies and $13 in gain on sale of assets in conjunction with the announced store closures.

(3) Save-A-Lot operating earnings for the fiscal year-to-date ended December 1, 2012 includes $26 of charges for previously announced store closures.

(4) Independent Business operating earnings for the fiscal year-to-date ended December 1, 2012 includes $1 of severance charges related to the previously announced closing of a distribution facility.

(5) Corporate operating loss for the fiscal year-to-date ended December 1, 2012 includes a gain on sale of surplus property, offset in part by $3 of severance charges.

(6) Interest expense, net for the fiscal year-to-date ended December 1, 2012 includes $22 for the write-off of unamortized costs related to debt which was replaced as a result of the recent debt refinancing.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 1, 2012	February 25, 2012
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$155	$157
Receivables, net	713	730
Inventories	2,402	2,150
Other current assets	195	188

Total current assets	3,465	3,225

Property, plant and equipment, net	5,980	6,362

Goodwill	847	847

Intangible assets, net	703	809

Other assets	862	810

Total assets	$11,857	$12,053

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$2,423	$2,519
Current maturities of long-term debt and capital lease obligations	259	388
Other current liabilities	592	683

Total current liabilities	3,274	3,590

Long-term debt and capital lease obligations	6,180	5,868

Pension and other postretirement benefit obligations	1,027	1,126

Other long-term liabilities	1,369	1,448

Commitments and contingencies

Total stockholders' equity	7	21

Total liabilities and stockholders’ equity	$11,857	$12,053

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	December 1, 2012	December 3, 2011
(In millions)	(40 weeks)	(40 weeks)

Cash flows from operating activities
Net loss	$(54)	$(616)
Adjustments to reconcile net loss to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	74	907
Depreciation and amortization	679	680
LIFO charge	15	57
Asset impairment and other charges	172	10
Net gain on sale of assets and exits of surplus leases	(59)	(12)
Deferred income taxes	(63)	(37)
Stock-based compensation	12	12
Net pension and other postretirement benefits cost	91	93
Contributions to pension and other postretirement benefit plans	(103)	(87)
Other adjustments	24	13
Changes in operating assets and liabilities	(431)	(502)
Net cash provided by operating activities	357	518
Cash flows from investing activities
Proceeds from sale of assets	80	123
Purchases of property, plant and equipment	(438)	(412)
Other	(2)	4
Net cash used in investing activities	(360)	(285)
Cash flows from financing activities
Proceeds from issuance of debt	1,713	291
Payment of debt and capital lease obligations	(1,609)	(437)
Dividends paid	(37)	(56)
Other	(66)	(7)
Net cash (used in) provided by financing activities	1	(209)
Net increase (decrease) in cash and cash equivalents	(2)	24
Cash and cash equivalents at beginning of year	157	172
Cash and cash equivalents at the end of period	$155	$196

SUPERVALU INC. and Subsidiaries
SUPPLEMENTAL INFORMATION
(Unaudited)

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles ("GAAP"). These measures and items identified below are provided as a supplement to our consolidated financial statements and should not be considered an alternative to any GAAP measure of performance or liquidity. The presentation of these financial measures is not intended to be a substitute for or be superior to any financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures reflected below exclude certain items, specifically store closure charges, asset impairments, severance charges, and gains on sales, that are occasionally recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. Management believes the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. The items below should be reviewed in conjunction with SUPERVALU, INC's financial results reported in accordance with GAAP.

TABLE 1: THIRD QUARTER FISCAL 2013 RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

	Fiscal Quarter Ended December 1, 2012
			Diluted
			Earnings Per
(in millions, except per share data)	Before Tax	After Tax	Share

Net earnings	$31	$16	$0.08
Adjustments:
Store closure impairment charges	30	19	0.09
Severance costs	1	-	-
Gain on sale of surplus property	(7)	(4)	(0.02)
Cash settlement received from credit card companies	(41)	(26)	(0.12)

Net earnings after adjustments	$14	$5	$0.03

TABLE 2: THIRD QUARTER FISCAL 2013 YEAR-TO-DATE RECONCILIATION OF NET LOSS TO ADJUSTED NET EARNINGS

	Fiscal Year-to-Date Ended December 1, 2012
			Diluted
			Earnings Per
(in millions, except per share data)	Before Tax	After Tax	Share

Net loss	$(97)	$(54)	$(0.26)
Adjustments:
Intangible asset impairment charges	74	45	0.21
Store closure impairment charges, net of gain	72	43	0.21
Long-lived asset impairment charges	38	23	0.11
Unamortized financing cost charge	22	14	0.06
Labor buy-out and severance costs	8	5	0.03
Gain on sale of surplus property	(7)	(4)	(0.02)
Cash settlement received from credit card companies	(41)	(26)	(0.12)

Net earnings after adjustments	$69	$46	$0.22

TABLE 3: RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA FOR 52 WEEKS ENDED DECEMBER 1, 2012 AND DECEMBER 3, 2011

	52 Weeks Ended
(in millions)	December 1, 2012	December 3, 2011

Net loss	$(478)	$(521)
Adjustments:
Goodwill and intangible asset impairment charges	599	937
Store closure and other impairment charges, net of gain (1)	72	(9)
Gain on sale of surplus property	(7)	-
Unamortized financing cost charge	22	-
Cash received on settlement from credit card companies	(41)	-
Long-lived asset impairment charges	38	-
Labor buy-out, severance, and pension withdrawal	28	22
Depreciation and amortization	883	892
Interest expense (2)	515	513
Income tax benefit	(41)	(99)

Adjusted EBITDA	$1,590	$1,735

(1) Store closure and other impairment charges, net of gain includes a gain on the sale of assets in conjunction with the announced store closures of $13 for the 52 weeks ended December 1, 2012 and a gain on the sale of Total Logistics Control of $62 for the 52 weeks ended December 3, 2011.

(2) Interest expense for the 52 weeks ended December 1, 2012 is exclusive of the unamortized financing cost impairment charge, which is reported in Unamortized financing cost charge above.

CONTACT:
SUPERVALU INC.
Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com
or
Media Contact
Mike Siemienas, 952-828-4245
mike.siemienas@supervalu.com